Exhibit 8.1

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

October 16, 2012

Board of Directors of BNC Bancorp

1226 Eastchester Drive

High Point, North Carolina 27265

RE:	Federal income tax consequences of the Merger provided for in the Agreement and Plan of Merger dated June 4, 2012 (the “Merger Agreement”), between BNC Bancorp, a North Carolina corporation (“BNC”), Bank of North Carolina, a North Carolina banking corporation, and First Trust Bank, a North Carolina corporation (“First Trust”) as described in the Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 filed by BNC with the Securities and Exchange Commission, as amended through the date of this letter (collectively the “Registration Statement”)

Dear Ladies and Gentlemen:

You have requested our opinion on whether the proposed Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We have acted as special tax counsel to BNC in connection with the Merger, in which First Trust will merge with and into Bank of North Carolina in accordance with applicable provisions of North Carolina law. This opinion is provided pursuant to Section 7.2(c) of the Merger Agreement. All capitalized terms not otherwise defined herein, shall have the meanings assigned to them in the Registration Statement and the Merger Agreement.

In the Merger, each share of First Trust Common Stock, except for shares owned by First Trust or BNC or any of their respective wholly-owned subsidiaries, shall be converted into the right to receive at the election of each First Trust shareholder either i) cash in the amount of $7.25 per share or ii) .98 shares of BNC Common Stock; except that if as a result of such elections the total number of First Trust shares being exchanged for BNC Common Stock is less than 3,343,129 shares a reallocation formula results in an increase in the amount of BNC Common Stock and a decrease in the cash consideration received by electing First Trust shareholders so that at least 3,343,129 shares of First Trust Common Stock (representing approximately 70% of all outstanding First Trust Common Stock) are exchanged for BNC Common Stock.

October 16, 2012

In providing our opinion, we have examined, and with your permission we have relied on the representations and warranties contained in and the facts described in the Merger Agreement, the Registration Statement and certain written representations made by officers of BNC and First Trust on behalf of BNC and First Trust, respectively, regarding the Merger (the “Company Certificates”) and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

In rendering our opinion, we have also relied upon the following assumptions:

(1)	The factual statements and representations set forth above, as well as those contained in the Merger Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Merger Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, BNC and First Trust.

(2)	The Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	First Trust’s only outstanding stock (as that term is used in Section 368 of the Code), as of the Effective Time, is the First Trust Common Stock.

(4)	As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(5)	Other than the Merger Agreement, there are no understandings or agreements between or among the Parties or their Affiliates that bear directly or indirectly on the Merger.

(6)	The Parties will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

(7)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

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(8)	The stock ownership attribution rules of Code Section 318 do not apply.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

Section 368(a) of the Code provides, in part, that a reorganization includes a statutory merger or consolidation. Section 368(a)(2)(D) provides, in part, that the acquisition by one corporation in exchange for stock of a corporation that controls the acquiring corporation of substantially all of the properties of another corporation shall not disqualify a transaction from being treated as a reorganization if no stock of the acquiring corporation is used in the transaction and such transaction would have qualified under Section 368(a)(1)(A) if the merger had been into the controlling corporation.

Based on the foregoing, and subject to the limitations and qualifications and other matters set forth in this letter, and to the limitations and qualifications set forth in the “Material U.S. Federal Income-Tax Consequences of the Merger” section of the Registration Statement, it is our opinion that for United States Federal income tax purposes:

(1)   the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code; and

(2)   holders of First Trust Common Stock who receive solely BNC Common Stock in the Merger in exchange for all of their shares of First Trust Common Stock will not recognize any gain or loss with respect to the shares of BNC Common Stock received.

Except as set forth above, we express no opinion as to the tax consequence to any party, whether federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement and our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of First Trust Common Stock do not apply to any stock rights, warrants or options to acquire First Trust Common Stock. The opinions stated as to First Trust shareholders are general in nature and do not necessarily apply to any particular First Trust shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), who elect to apply a mark-to-market method of accounting, or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired First Trust Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a “hedge,” “constructive sale,” “straddle” or “conversion or other integrated transaction.”

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The foregoing opinions are being furnished for the purpose referred to in the first paragraph of this opinion letter, and, except as noted below, this opinion letter is not to be used or relied upon for any other purpose without our prior written consent. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading “Material U.S. Federal Income-Tax Consequences of the Merger.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder. Except as set forth herein, unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise required by law.

This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinions set forth herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

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THIS OPINION IS A “LIMITED SCOPE OPINION” WITHIN THE MEANING OF 31 C.F.R. PART 10 (“CIRCULAR 230”) AND ADDRESSES ONLY THE TAX ISSUES RAISED HEREIN. ADDITIONAL TAX ISSUES MAY EXIST THAT MAY AFFECT THE FEDERAL TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN. THIS OPINION IS NOT INTENTED TO BE USED AND CANNOT BE USED BY ANY INDIVIDUAL, TRUST, BUSINESS ENTITY OR PERSON TO AVOID ANY PENALTY OR ADDITION TO TAX IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Very Truly Yours,

/s/ Womble Carlyle Sandridge & Rice, LLP

a Limited Liability Partnership

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